                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


       Date of Report (date of earliest event reported):   March 13, 1997


                          ADVANCED MICRO DEVICES, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)



             DELAWARE                    1-7882                   94-1692300
-------------------------------       -----------            ------------------
(State or other jurisdiction          (Commission            (I.R.S. Employer
      of incorporation)               File Number)           Identification No.)


       One AMD Place
       P.O. Box 3453
       Sunnyvale, California                                       94088-3453
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(address of principal executive offices)                           (Zip Code)


Registrant's telephone number,
 including area code:                                 (408) 732-2400
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Item 5.  Other Events.
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       On March 13, 1997, Advanced Micro Devices, Inc. announced that AMD officials and bank syndicate representatives meeting in Dresden, Germany, signed a loan agreement which will finance Fab 30, a new semiconductor wafer fabrication factory and research center to be built by AMD. The loan commitment totals DM1.65 billion ($967 million at current exchange rates) and represents one of the largest financial transactions in the history of Saxon industry. The syndicate, led by Dresdner Bank AG, consists of 17 German and foreign banks.

       Current plans call for a total investment of approximately DM3 billion ($1.76 billion) through the year 2006. AMD will contribute resources totaling DM550 million ($322 million). German governmental support adds up to DM800 million ($469 million) supplemented by an indemnity bond to partially secure the loan.

       The loan provides for the construction of an 875,000-square-foot chip fabrication facility and the establishment of a design center. The wafer fab facility will include approximately 90,000 square feet of clean-room space dedicated to the manufacture of future generations of Windows compatible processors and other high-volume logic products. Groundbreaking for the facility occurred in October of last year.

       The plan is for the Dresden megafab to begin production in 1999 and be capable of producing 6,000 eight-inch wafers per week at maximum capacity.

       This document contains forward-looking statements regarding Fab 30 that involve risks and uncertainties that could cause actual results to differ materially, including possible construction complications, the timely development and market acceptance of new products, the impact of competitive products and pricing, the timely development of wafer fabrication process technologies, the effect of changing economic conditions, and such risks and uncertainties detailed from time to time in the company's SEC reports.


AMD, IS A TRADEMARK OF ADVANCED MICRO DEVICES, INC.

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                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 ADVANCED MICRO DEVICES, INC.
                                        (Registrant)



Date:  April 3, 1997             By: /s/ GEOFF RIBAR
                                     ---------------------
                                     Geoff Ribar
                                     Vice President
                                     Corporate Controller




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